SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------


                                    FORM 8-K

                                 CURRENT REPORT

                             -----------------------


                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): January 8, 2002


                                  TIFFANY & CO.

             (Exact name of Registrant as specified in its charter)



               Delaware               1-9494                 13-3228013
    (State or other jurisdiction   (Commission             (I.R.S. Employer
           of incorporation)        File Number)            Identification
                                                                Number)

727 Fifth Avenue, New York, New York                            10022
(Address of principal executive offices)                     (Zip Code)




       Registrant's telephone number, including area code: (212) 755-8000







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Item 5.  Other Events.

     On  January  8,  2002,   Registrant  issued  the  following  press  release
announcing its preliminary, unaudited sales figures for the period from November 1 to December 31, 2001:


              TIFFANY U.S. COMPARABLE STORE SALES RISE IN DECEMBER;
                OVERALL SALES DECLINE 2 PERCENT IN HOLIDAY SEASON

NEW YORK, January 8, 2002 - Tiffany & Co. (NYSE-TIF) reported that net sales in its holiday season from November 1 - December 31, 2001 were $472,708,000, or 2 percent lower than the same period a year ago. On a constant-exchange-rate basis which excludes the effect of translating local-currency-denominated sales into U.S. dollars, net sales increased 1 percent and worldwide comparable store sales declined 2%. Results reported today are based on unaudited sales.

Michael J. Kowalski, president and chief executive officer, said, "Considering the challenging external environment, we are pleased with these holiday season results which, in total, exceeded our expectations going into the season. While customers continued to exhibit varying degrees of restraint in their holiday spending, there was a noticeable improvement in store traffic as the holiday season progressed."

o U.S. Retail sales of $248,583,000 in the holiday season were fractionally below the prior year. Comparable U.S. store sales declined 3 percent: comparable branch store sales were approximately equal to the prior year, while sales declined 12 percent in the flagship New York store due to reduced store traffic. However, comparable U.S. store sales improved markedly as the holiday season progressed, with a low-single-digit percentage increase in December following a mid-teens percentage decline in November.

o International Retail sales were $172,969,000, or 4 percent below the prior year. On a constant-exchange-rate basis, International Retail sales increased 5 percent. Comparable store sales on a constant-exchange-rate basis declined in major markets as follows: 1 percent in Japan (total sales in local currency rose 5 percent); 3 percent in other Asia-Pacific markets; and 4 percent in Europe.

o Direct Marketing sales of $51,156,000 were 2 percent lower than a year ago. Combined Internet/catalog sales rose 25 percent while the Business Sales division declined 28 percent.

Mr. Kowalski added, "Holiday season sales represent the largest portion of our fourth quarter, although investors should not overlook the importance of January. At this time, we expect that net sales in the fourth quarter ending January 31st will finish approximately 3 percent lower than the prior year. We expect to benefit from a higher gross margin resulting from changes in product sales mix, as well as ongoing expense control. Therefore, we anticipate that net earnings will be at the upper end of the previously-announced (on November 14th) expected ranges of 49 - 56 cents per diluted share for the fourth quarter (versus 56 cents last year) and $1.09 - $1.16 per diluted share for the full year (versus a 31 percent increase to $1.26 last year). We are still in the process of constructing and evaluating our plans for 2002, but we expect a mid-to-high single-digit percentage increase in net earnings for the year. We are encouraged by rising U.S. consumer confidence, and expect improving sales trends in the second half of 2002 as the external environment improves. We plan to report fourth quarter and full year results on Thursday February 28th."

The Company will host a conference call today at 8:30 a.m. (EST) to review these results and the Company's outlook. Interested parties may listen to a broadcast on the Internet at www.shareholder.com/tiffany or www.vcall.com.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, catalog and Internet sales. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line (800) TIF-0110.

This press release contains certain "forward-looking" statements concerning expectations for sales, margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2000 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                              TIFFANY & CO.


                                      BY:     /s/ James N. Fernandez
                                              ____________________________
                                              James N. Fernandez
                                              Executive Vice President and
                                              Chief Financial Officer

Date: January 8, 2002